Residential Property Quota Share
Reinsurance Contract
Effective: April 1, 2012

Homeowners of America Insurance Company
Irving, Texas
including any and/or all companies that are or may hereafter become affiliated therewith

Residential Property Quota Share
Reinsurance Contract
Effective: April 1, 2012

entered into by and between

Homeowners of America Insurance Company
Irving, Texas
including any and/or all companies that are or may hereafter become affiliated therewith
(hereinafter referred to collectively as the “Company”)

and

The Subscribing Reinsurer(s) Executing the
Interests and Liabilities Agreement(s)
Attached Hereto
(hereinafter referred to as the “Reinsurer”)

Article 1 - Classes of Business Reinsured

A.	By this Contract the Company obligates itself to cede to the Reinsurer and the Reinsurer obligates itself to accept quota share reinsurance of the Company’s net liability under policies in force at the effective date hereof or issued or renewed on or after that date, and classified by the Company as Dwelling Fire and Homeowners business (property coverages only, including Dwelling coverage, Personal Property coverage and Extensions of Coverage as defined in the Company’s policies).

B.	“Net liability” as used herein shall mean the Company’s gross liability remaining after cessions, if any, to other pro rata reinsurers.

C.	The liability of the Reinsurer with respect to each cession hereunder shall commence obligatorily and simultaneously with that of the Company, subject to the terms, conditions and limitations hereinafter set forth.

D.	“Policies” as used herein shall mean all policies, contracts and binders of insurance, whether held covered provisionally or otherwise.

Article 2 - Commencement and Termination

A.	This Contract shall become effective at 12:01 a.m., Central Standard Time, April 1, 2012, with respect to losses arising out of loss occurrences commencing at or after that time and date, and shall continue in force thereafter until terminated.

B.	Either party may terminate this Contract at 12:01 a.m., Central Standard Time, on any April 1 by giving the other party not less than 90 days prior written notice as set forth in the Notices and Contract Execution Article.

C.	Notwithstanding the provisions of paragraphs A and B above, the Company may terminate a Subscribing Reinsurer’s percentage share in this Contract in the event any of the following circumstances occur as clarified by public announcement or upon discovery:

1.	The Subscribing Reinsurer’s policyholders’ surplus (or its equivalent under the Subscribing Reinsurer’s accounting system) after the earlier of: (a) the inception of this Contract, or (b) the date lines are bound for this Contract, has been reduced by more than 30.0% of the amount of surplus (or the applicable equivalent) 12 months prior to that date; or

2.	The Subscribing Reinsurer’s policyholders’ surplus (or its equivalent under the Subscribing Reinsurer’s accounting system) at any time between the earlier of: (a) the inception of this Contract, or (b) the date lines are bound for this Contract, and the date of termination of this Contract has been reduced by more than 30.0% of the amount of surplus (or the applicable equivalent) at the date of the Subscribing Reinsurer’s most recent financial statement filed with regulatory authorities and available to the public as of the date lines are bound; or

3.	A State Insurance Department or other legal authority has ordered the Subscribing Reinsurer to cease assuming business; or

4.	The Subscribing Reinsurer has become insolvent or has been placed into liquidation, receivership, supervision, administration, winding-up or under a scheme of arrangement, or similar proceedings (whether voluntary or involuntary) or proceedings have been instituted against the Subscribing Reinsurer for the appointment of a receiver, liquidator, rehabilitator, supervisor, administrator, conservator or trustee in bankruptcy, or other agent known by whatever name, to take possession of its assets or control of its operations; or

5.	The Subscribing Reinsurer has reinsured its entire liability under this Contract without the Company’s prior written consent; or

6.	The A.M. Best’s rating for the Subscribing Reinsurer has been assigned or downgraded below A- (inclusive of “Not Rated” ratings), or the published rating issued by Standard & Poor’s has been downgraded below BBB+ (inclusive of “Not Rated” ratings); or

7.	The Subscribing Reinsurer has become merged with, acquired by or controlled by any other entity or individual(s) not controlling the Subscribing Reinsurer’s operations previously; or

8.	The Subscribing Reinsurer has ceased assuming new or renewal property or casualty treaty reinsurance business; or

9.	The Subscribing Reinsurer has hired an unaffiliated runoff claims manager that is compensated on a contingent basis or is otherwise provided with financial incentives based on the quantum of claims paid.

D.	In the event a Subscribing Reinsurer experiences one or more of the circumstances specified in paragraph C above, the Subscribing Reinsurer shall notify the Company as promptly as possible and shall hereinafter be referred to as a “Special Circumstance Reinsurer.” To terminate a Special Circumstance Reinsurer’s percentage share in this Contract, the Company must provide the Special Circumstance Reinsurer with written notice as set forth in the Notices and Contract Execution Article. Such notice shall include the effective date of termination as selected by the Company and shall be one of the following:

1.	The date of written notice provided by the Special Circumstance Reinsurer; or

2.	The last day of the month prior to the date of written notice provided by the Special Circumstance Reinsurer; or

3.	The last day of any month after the date of written notice provided by the Special Circumstance Reinsurer; or

4.	The date of the Company’s written notice to the Special Circumstance Reinsurer advising of the termination.

In the event the Subscribing Reinsurer fails to immediately provide written notice to the Company of any event outlined in subparagraphs 1 through 9 of paragraph C above, the Company may elect to substitute the date of public announcement or discovery as the equivalent of written notice.

E.	Unless the Company elects to reassume the ceded unearned premium in force on the effective date of termination, and so notifies the Reinsurer prior to or as promptly as possible after the effective date of termination, reinsurance hereunder on business in force on the effective date of termination shall remain in full force and effect until expiration, cancellation or next premium anniversary of such business, whichever first occurs, but in no event beyond 12 months plus odd time following the effective date of termination.

F.	Notwithstanding the provisions of paragraph E above, if the Company is prohibited or precluded by the appropriate regulatory authorities, or by law (in those states where applicable and enforced), from arranging mid-term cancellation or non-renewal of any policies subject to this Contract beyond their natural expiry, the Reinsurer agrees to extend coverage under this Contract until such policies may be terminated or non-renewed by the Company, but in no event beyond 18 months after the effective date of termination.

Article 3 - Territory (BRMA 51A)

The territorial limits of this Contract shall be identical with those of the Company’s policies.

Article 4 - Exclusions

A.	This Contract does not apply to and specifically excludes the following:

1.	Financial guarantee and insolvency.

2.	Nuclear risks as defined in the “Nuclear Incident Exclusion Clause - Physical Damage - Reinsurance (U.S.A.)” attached to and forming part of this Contract.

3.	Loss or damage caused by or resulting from war, invasion, hostilities, acts of foreign enemies, civil war, rebellion, insurrection, military or usurped power, or martial law or confiscation by order of any government or public authority, but this exclusion shall not apply to loss or damage covered under a standard policy with a standard War Exclusion Clause.

4.	Liability as a member, subscriber or reinsurer of any Pool, Syndicate or Association; and any combination of insurers or reinsurers formed for the purpose of covering specific perils, specific classes of business or for the purpose of insuring risks located in specific geographical areas. However, this exclusion shall not apply to residual market mechanisms, including but not limited to FAIR Plans, Joint Underwriting Associations, or to Coastal Pools, Beach Plans or similar plans, however styled. It is understood and agreed, however, that this reinsurance does not include any increase in liability to the Company resulting from (a) the inability of any other participant in a residual market mechanism, including but not limited to a FAIR Plan, Joint Underwriting Association, Coastal Pool, Beach Plan or similar plan, to meet its liability, or (b) any claim against such a residual market mechanism, including but not limited to a FAIR Plan, Joint Underwriting Association, Coastal Pool, Beach Plan or similar plan, or any participant therein, including the Company, whether by way of subrogation or otherwise, brought by or on behalf of any insolvency fund.

5.	All liability of the Company arising by contract, operation of law, or otherwise, from its participation or membership, whether voluntary or involuntary, in any insolvency fund. However, this exclusion shall not apply to assessments from the Texas Property and Casualty Insurance Guaranty Association. “Insolvency fund” includes any guaranty fund, insolvency fund, plan, pool, association, fund or other arrangement, however denominated, established or governed, which provides for any assessment of or payment or assumption by the Company of part or all of any claim, debt, charge, fee or other obligation of an insurer, or its successors or assigns, which has been declared by any competent authority to be insolvent, or which is otherwise deemed unable to meet any claim, debt, charge, fee or other obligation in whole or in part.

6.	All third party liability.

7.	Fidelity, Surety and Credit business.

8.	Loss or damage to growing or standing crops.

9.	Livestock.

10.	Mortgage impairment.

11.	Pollution and seepage coverages excluded under the provisions of the “Pollution and Seepage Exclusion Clause (BRMA 39A)” attached to and forming part of this Contract.

12.	Terrorism, as described in the provisions of the “Terrorism Exclusion (NMA 2930c)” attached to and forming part of this Contract.

13.	Flood and/or earthquake when written as such.

14.	Title insurance.

15.	Loss, damage, cost or expense arising from fungi unless directly or indirectly caused by or contributed to by or arising from a covered peril under the Company’s original policy. Losses arising from fungi shall not in and of themselves constitute an event for the purposes of recovery hereunder. For the purposes of this Contract, “fungi” means any type or form of fungus, including mold or mildew and any mycotoxins, spores, scents or by products produced or released by “fungi.”

16.	Reinsurance assumed.

B.	Any exclusion set forth in paragraph A (except exclusions set forth in subparagraphs 1, 2, 3, 5, 6 and 12) shall be waived automatically when, in the opinion of the Company, the exposure excluded therein is incidental to the principal exposure on the risk in question.

C.	If the Company is required to accept an assigned risk which conflicts with one or more of the exclusions set forth in paragraph A (except exclusions set forth in subparagraphs 1, 2, 3, 5, 6 and 12), reinsurance shall apply, but in no event shall the Reinsurer’s liability exceed the applicable limits set forth in the Retention and Limit Article.

Article 5 - Special Acceptances

A.	From time to time the Company may request a special acceptance of reinsurance falling outside the scope of the provisions of this Contract (except as respects the exclusions set forth in subparagraphs 1, 2, 3, 5, 6 and 12 of the Exclusions Article). Within 10 days of receipt of such a request, each Subscribing Reinsurer shall accept such request, ask for additional information, or reject the request. Any reinsurance that is specially accepted by the Reinsurer shall be covered under this Contract and shall be subject to the terms hereof, except as such terms shall be modified by the special acceptance. If a Subscribing Reinsurer fails to respond to a special acceptance request within 10 days, the Subscribing Reinsurer will be deemed to have agreed to the special acceptance.

B.	If Subscribing Reinsurers with percentage shares totaling more than 50.0% in the interests and liabilities of the Reinsurer agree to a special acceptance, such special acceptance shall be binding on all Subscribing Reinsurers with respect to their respective shares. If such percentage agreement is not achieved, such special acceptance shall be made to this Contract only with respect to the interests and liabilities of each Subscribing Reinsurer that agrees to the special acceptance.

C.	In the event a reinsurer becomes a party to this Contract subsequent to one or more special acceptances hereunder, the new reinsurer shall automatically accept such special acceptance(s) as being covered hereunder. Further, if one or more Subscribing Reinsurers under this Contract agreed to special acceptance(s) under the contract being replaced by this Contract, such special acceptance(s) shall be automatically covered hereunder with respect to the interests and liabilities of such Subscribing Reinsurer(s).

Article 6 - Retention and Limit

A.	As respects business subject to this Contract, the Company shall cede to the Reinsurer and the Reinsurer agrees to accept 100% of the Company’s net liability.

B.	The Company shall purchase or be deemed to have purchased inuring excess facultative reinsurance to limit its loss subject hereto from any one coverage, any one policy (exclusive of loss in excess of policy limits, extra contractual obligations and loss adjustment expense) to the following amounts:

1.	Dwelling, $750,000;

2.	Personal Property (contents) Homeowners policies, 75.0% of the Dwelling limit;

3.	Personal Property (contents) Dwelling Fire policies, 40.0% of the Dwelling limit;

4.	Other Structures, 20.0% of the Dwelling limit;

5.	Loss of Use, 20.0% of the Dwelling limit.

C.	The total insured value for any one property risk is subject to a maximum limit of $1,612,500, or so deemed, inclusive of all additional and optional coverages.

D.	Notwithstanding the provisions above, the liability of the Reinsurer hereunder as respects losses arising out of any one loss occurrence (including loss in excess of policy limits, extra contractual obligations, loss adjustment expense and any assessment, including but not limited to the Texas Windstorm Insurance Association, and any Guarantee Fund or any Fair Plan Assessment) during any one contract year shall not exceed the lesser of (1) $60,000,000, or (2) 150% of the premiums earned during the contract year. The liability of the Reinsurer for each such loss occurrence shall be adjusted as promptly as possible after the end of the contract year.

E.	The term “loss occurrence” shall mean the sum of all individual losses directly occasioned by any one disaster, accident or loss or series of disasters, accidents or losses arising out of one event which occurs within the area of one state of the United States or province of Canada and states or provinces contiguous thereto and to one another. However, the duration and extent of any one “loss occurrence” shall be limited to all individual losses sustained by the Company occurring during any period of 168 consecutive hours arising out of and directly occasioned by the same event, except that the term “loss occurrence” shall be further defined as follows:

1.	As regards windstorm, hail, tornado, hurricane, cyclone, including ensuing collapse and water damage, all individual losses sustained by the Company occurring during any period of 72 consecutive hours arising out of and directly occasioned by the same event. However, the event need not be limited to one state or province or states or provinces contiguous thereto.

2.	As regards riot, riot attending a strike, civil commotion, vandalism and malicious mischief, all individual losses sustained by the Company occurring during any period of 72 consecutive hours within the area of one municipality or county and the municipalities or counties contiguous thereto arising out of and directly occasioned by the same event. The maximum duration of 72 consecutive hours may be extended in respect of individual losses which occur beyond such 72 consecutive hours during the continued occupation of an assured’s premises by strikers, provided such occupation commenced during the aforesaid period.

3.	As regards “freeze,” only individual losses directly occasioned by collapse, breakage of glass and water damage (caused by bursting of frozen pipes and tanks or freezing and/or melting snow or sleet) may be included in the Company’s “loss occurrence.”

For all those “loss occurrences” other than those referred to in subparagraph 2 above, the Company may choose the date and time when any such period of consecutive hours commences, provided that it is not earlier than the date and time of the occurrence of the first recorded individual loss sustained by the Company arising out of that disaster, accident or loss, and provided that only one such period of 168 consecutive hours shall apply with respect to one event, except for any “loss occurrence” referred to in subparagraph 1 above where only one such period of 72 consecutive hours shall apply with respect to one event, regardless of the duration of the event.

As respects those “loss occurrences” referred to in subparagraph 2 above, if the disaster, accident or loss occasioned by the event is of greater duration than 72 consecutive hours, then the Company may divide that disaster, accident or loss into two or more “loss occurrences,” provided no two periods overlap and no individual loss is included in more than one such period and provided that no period commences earlier than the date and time of the occurrence of the first recorded individual loss sustained by the Company arising out of that disaster, accident or loss.

It is understood that losses arising from a combination of two or more perils as a result of the same event shall be considered as having arisen from one “loss occurrence.” Notwithstanding the foregoing, the hourly limitations as stated above shall not be exceeded as respects the applicable perils and no single “loss occurrence” shall encompass a time period greater than 168 consecutive hours.

F.	“Total insured value” as used herein shall mean the sum value of dwellings, other structures, contents and loss of use for each property risk reinsured hereunder.

G.	“Premiums earned” as used herein shall mean ceded unearned premiums at the beginning of the contract year under consideration, plus ceded net written premiums during the contract year, less ceded unearned premiums at the end of the contract year.

H.	“Contract year” as used herein shall mean the period from 12:01 a.m., Central Standard Time, April 1, 2012, to 12:01 a.m., Central Standard Time, April 1, 2013, and each respective 12-month period thereafter that this Contract continues in force shall be a separate contract year. However, if this Contract or the participation of a Subscribing Reinsurer is terminated, the final contract year, as applicable, shall be from the beginning of the then current contract year until the effective time and date of termination if termination is on a “cutoff basis, or through the end of the runoff period if termination is on a “runoff’ basis.

Article 7 - Loss in Excess of Policy Limits/Extra Contractual Obligations

A.	In the event the Company pays or is held liable to pay an amount of loss in excess of its policy limit, but otherwise within the terms of its policy (hereinafter called “loss in excess of policy limits”) or any punitive, exemplary, compensatory or consequential damages, other than loss in excess of policy limits (hereinafter called “extra contractual obligations”) because of alleged or actual bad faith, negligence or fraud on its part in rejecting an offer of settlement within policy limits, or in the preparation of the defense or in the trial of an action against its insured or in the preparation or prosecution of an appeal consequent upon such an action, or in otherwise handling a claim under a policy subject to this Contract, the loss in excess of policy limits and/or the extra contractual obligations shall be added to the Company’s loss, if any, under the policy involved, and the sum thereof shall be subject to the provisions of paragraph A of the Retention and Limit Article.

B.	An extra contractual obligation shall be deemed, in all circumstances, to have occurred on the same date as the loss covered or alleged to be covered under the policy.

C.	Notwithstanding anything stated herein, this Contract shall not apply to any loss in excess of policy limits or any extra contractual obligation incurred by the Company as a result of any fraudulent and/or criminal act by any officer or director of the Company acting individually or collectively or in collusion with any individual or corporation or any other organization or party involved in the presentation, defense or settlement of any claim covered hereunder.

D.	Savings Clause (Applicable only if the Subscribing Reinsurer is domiciled in the State of New York): In no event shall coverage be provided to the extent that such coverage is not permitted under New York law.

Article 8 - Other Reinsurance

A.	The Company shall maintain in force or shall be deemed to have maintained in force $1,112,500 excess of $500,000 as respects any one risk, each loss (subject to a $3,337,500 aggregate limit) per risk treaty reinsurance, recoveries under which shall inure to the benefit of this Contract, for policies:

1.	Classified by the Company as Homeowners business; and

2.	Covering risks with a total insured value greater than $500,000 (property coverages only, including Personal Property coverage and Extensions of Coverage as defined in the Company’s policies), subject to the exclusions of such per risk treaty.

B.	The Company shall be permitted to carry facultative reinsurance on any risk subject hereunder, recoveries under which shall inure to the benefit of this Contract.

C.	The Company shall be permitted to carry other treaty reinsurance, recoveries under which shall inure solely to the benefit of the Company and be entirely disregarded in applying all of the provisions of this Contract.

Article 9 - Claims and Loss Adjustment Expense

A.	Losses shall be reported by the Company in summary form as hereinafter provided, but the Company alone and at its full discretion shall adjust, settle or compromise all claims and losses hereunder. The Company shall be the sole judge as to:

1.	What constitutes a claim or loss covered under any policy;

2.	The Company’s liability thereunder;

3.	The amount or amounts proper for the Company to pay thereunder.

The Reinsurer shall be bound by the judgment of the Company as to the obligations and liabilities of the Company under any policy.

B.	All loss settlements made by the Company, whether under strict policy conditions or by way of compromise (including loss in excess of policy limits and extra contractual obligations), shall be binding upon the Reinsurer, and the Reinsurer agrees to pay or allow, as the case may be, its proportion of each such settlement in accordance with the Reports and Remittances Article. It is agreed, however, that if the Reinsurer’s share of any loss is equal to or greater than $100,000, the Reinsurer, if requested by the Company, will pay its share of said loss within 10 days after the proof of loss or demand for payment is transmitted to the Reinsurer. If such loss or claim payment is not received within the 10 days, interest will accrue on the payment or amount overdue (as specified in the Late Payments Article), from the date the proof of loss or demand for payment was transmitted to the Reinsurer.

C.	In the event of a claim under a policy subject hereto, the Reinsurer shall be liable for its proportionate share of loss adjustment expense incurred by the Company in connection therewith, and shall be credited with its proportionate share of any recoveries of such expense.

D.	A Special Circumstance Reinsurer shall not have the right to deny payment of a claim if the sum of the percentage shares of Active Subscribing Reinsurers that have paid the claim exceeds 50.0% of the sum of the percentage shares of all Active Subscribing Reinsurers. “Active Subscribing Reinsurer” as used herein shall mean a Subscribing Reinsurer that is not a Special Circumstance Reinsurer as of the due date of the claim (as specified in the Late Payments Article).

E.	As respects its share of any claims payable under this Contract, a Special Circumstance Reinsurer shall not have the right to hire an unaffiliated runoff claims manager that is compensated on a contingent basis or is otherwise provided with financial incentives based on the quantum of claims paid.

F.	“Loss adjustment expense” as used herein shall mean costs and expenses assignable to the investigation, appraisal, adjustment, settlement, litigation, defense and/or appeal of claims, regardless of how such expenses are classified for statutory reporting purposes. Loss adjustment expense shall include, but not be limited to:

1.	Interest on judgments;

2.	Expenses of outside adjusters and adjuster expenses incurred by Homeowners of America MGA, Inc.;

3.	Expenses and a pro rata share of salaries of the Company’s field employees and expenses of other employees of the Company who have been temporarily diverted from their normal and customary duties and assigned to the adjustment of losses covered by this Contract;

4.	Expenses of the Company’s officials incurred in connection with losses covered by this Contract;

5.	Declaratory judgment expenses or other legal expenses and costs incurred in connection with coverage questions and legal actions connected thereto;

6.	Advertising or other extraordinary communication expenses incurred as a result of a covered loss;

7.	Court costs;

8.	Costs of supersedeas and appeal bonds;

9.	Monitoring counsel expenses;

10.	Extraordinary expenses arising out of a loss, whether or not they are allocable to a specific “claim.”

However, loss adjustment expense shall not include normal office expenses or salaries of the Company’s regular employees, except as provided for in subparagraph 3 above.

Article 10 - Special Commutation

A.	The Company may require commutation of that portion of any loss hereunder represented by any outstanding claim or claims, including any related loss adjustment expense, plus unearned premium hereunder, if any remains, if the Subscribing Reinsurer is a Special Circumstance Reinsurer.

“Outstanding claim or claims” shall include claims incurred but not reported, as established by the Company, including any billed yet unpaid claims.

B.	If the Company elects to require commutation as provided in paragraph A above, the Company shall submit a Statement of Valuation of the outstanding claim or claims as of the last day of the month immediately preceding the month in which the Company elects to require commutation, as determined by the Company. Such Statement of Valuation shall include the elements considered reasonable to establish the loss and shall set forth or attach the information relied upon by the Company and the methodology employed to calculate the loss. The Subscribing Reinsurer shall then pay the amount requested within 10 days of receipt of such Statement of Valuation, unless the Subscribing Reinsurer needs additional information from the Company to assess the Company’s Statement of Valuation or contests such amount.

C.	If the Subscribing Reinsurer needs additional information from the Company to assess the Company’s Statement of Valuation or contests the amount requested, the Subscribing Reinsurer shall so notify the Company within 15 days of receipt of the Company’s Statement of Valuation. The Company shall supply any reasonably requested information to the Subscribing Reinsurer within 15 days of receipt of the notification. Within 30 days of the date of the notification or of the receipt of the information, whichever is later, the Subscribing Reinsurer shall provide the Company with its Statement of Valuation of the outstanding claim or claims as of the last day of the month immediately preceding the month in which the Company elects to require commutation, as determined by the Subscribing Reinsurer. Such Statement of Valuation shall include the elements considered reasonable to establish the loss and shall set forth or attach the information relied upon by the Subscribing Reinsurer and the methodology employed to calculate the loss. The Subscribing Reinsurer shall pay the amount due the Company, if any, plus any ceded unearned premium reserves with its Statement of Valuation.

D.	In the event the Subscribing Reinsurer’s Statement of Valuation of the outstanding claim or claims is viewed as unacceptable to the Company, the Company may either abandon the commutation effort, or may seek to settle any difference by using an independent actuary agreed to by the parties.

E.	If the parties cannot agree on an acceptable independent actuary within 15 days of the date of the Subscribing Reinsurer’s Statement of Valuation, then each party shall appoint an actuary as party actuaries for the limited and sole purpose of selecting an independent actuary. If the party actuaries fail to agree upon an acceptable independent actuary within 15 days following the date of their appointment, the Company shall supply the Subscribing Reinsurer with a list of at least five proposed independent actuaries, and the Subscribing Reinsurer shall select the independent actuary from that list.

F.	Upon selection of the independent actuary, both parties shall present their respective written submissions to the independent actuary. The independent actuary may, at his or her discretion, request additional information. The independent actuary shall issue his or her decision within 45 days after the written submissions have been filed and any additional information has been provided. Any amount due the Company (including any ceded unearned premium reserves) shall be paid by the Subscribing Reinsurer within 15 calendar days after such decision has been issued.

G.	The decision of the independent actuary shall be final and binding. The expense of the independent actuary shall be equally divided between the two parties. For the purposes of this Article, unless mutually agreed otherwise, an “independent actuary” shall be an actuary who satisfies each of the following criteria:

1.	Is regularly engaged in the valuation of claims resulting from lines of business subject to this Contract; and

2.	Is either a Fellow of the Casualty Actuarial Society or of the American Academy of Actuaries; and

3.	Is disinterested and impartial regarding this commutation.

H.	In the event that the Subscribing Reinsurer no longer meets the criteria set forth in paragraph A above, this commutation may continue on a mutually agreed basis.

I.	Payment by the Subscribing Reinsurer of the amount requested in accordance with paragraph B, C or F above, shall release the Subscribing Reinsurer from all further liability for outstanding claim or claims, known or unknown, and any unearned premium under this Contract and shall release the Company from all further liability for payments of salvage or subrogation amounts, known or unknown, to the Subscribing Reinsurer under this Contract.

J.	In the event of any conflict between this Article and any other article of this Contract, the terms of this Article shall control.

K.	This Article shall survive the termination of this Contract and/or a Subscribing Reinsurer’s percentage share in this Contract.

Article 11 - Assessments

A.	The provisions of the quota share participation will apply to the proportion of any assessments made against the Company pursuant to those laws and regulations creating obligatory funds (excluding insurance guaranty and insolvency funds to the extent such costs are transferable to the policyholders), pools, joint underwriting associations, FAIR plans, and similar plans; said proportion to be the proportion of the Company’s total premiums causing the assessment which were or are subject to this Contract. All offsets from such assessments, if any, including credits allowed to the Company against its premium taxes, are subject to the provisions of the Salvage and Subrogation Article.

B.	At the termination of this Contract, the provisions of the quota share participation shall continue to apply until the Company may legally terminate its liability for assessments that are a result of the business reinsured hereunder.

Article 12 - Salvage and Subrogation

The Reinsurer shall be credited with its proportionate share of salvage (i.e., reimbursement obtained or recovery made by the Company, less the actual cost, excluding salaries of officials and employees of the Company and sums paid to attorneys as retainer, of obtaining such reimbursement or making such recovery) on account of claims and settlements involving reinsurance hereunder. The Company hereby agrees to enforce its rights to salvage or subrogation relating to any loss, a part of which loss was sustained by the Reinsurer, and to prosecute all claims arising out of such rights if, in the Company’s opinion, it is reasonable to do so.

Article 13 - Original Conditions

A.	All reinsurance under this Contract shall be subject to the same rates, terms, conditions, waivers and interpretations, including judicial interpretation and policy reformation, and to the same modifications and alterations as the respective policies of the Company. The Reinsurer shall be credited with its exact proportion of the original premiums received by the Company, prior to disbursement of any dividends, but after deduction of premiums, if any, ceded by the Company for inuring reinsurance.

B.	Nothing herein shall in any manner create any obligations or establish any rights against the Reinsurer in favor of any third party or any persons not parties to this Contract.

Article 14 - Sliding Scale Commission

A.	The Reinsurer shall allow the Company a 29.0% provisional commission on all premiums ceded to the Reinsurer hereunder. The Company shall allow the Reinsurer return commission on return premiums at the same rate.

B.	The provisional commission allowed the Company shall be adjusted periodically in accordance with the provisions set forth herein. The adjusted commission rate shall be calculated as follows and be applied to premiums earned for the contract year under consideration:

1.	If the ratio of losses incurred to premiums earned is 57.0% or greater, the adjusted commission rate for the contract year under consideration shall be 23.0%;

2.	If the ratio of losses incurred to premiums earned is less than 57.0%, but not less than 47.0%, the adjusted commission rate for the contract year under consideration shall be 23.0%, plus 50.0% of the difference in percentage points between 57.0% and the actual ratio of losses incurred to premiums earned;

3.	If the ratio of losses incurred to premiums earned is less than 47.0%, but not less than 37.0%, the adjusted commission rate for the contract year under consideration shall be 28.0%, plus 100% of the difference in percentage points between 47.0% and the actual ratio of losses incurred to premiums earned;

4.	If the ratio of losses incurred to premiums earned is 37.0% or less, the adjusted commission rate for the contract year under consideration shall be 38.0%.

C.	If the ratio of losses incurred to premiums earned for any contract year is greater than 57.0%, the difference in percentage points between the actual ratio of losses incurred to premiums earned and 57.0% shall be multiplied by premiums earned for the contract year and the product shall be carried forward to the next contract year as a debit to losses incurred. If the ratio of losses incurred to premiums earned for any contract year is less than 37.0%, the difference in percentage points between 37.0% and the actual ratio of losses incurred to premiums earned shall be multiplied by premiums earned for the contract year and the product shall be carried forward to the next contract year as a credit to losses incurred.

D.	Except as provided in the next paragraph, the Company shall calculate and report the adjusted commission on premiums earned within 45 days after the end of each contract year, and within 45 days after the end of each 12-month period thereafter until all losses subject hereto have been finally settled. Each such calculation shall be based on cumulative transactions hereunder from the beginning of the contract year through the date of adjustment, including, as respects losses incurred, any debit or credit from the preceding contract year. If the adjusted commission on premiums earned for the contract year as of the date of adjustment is less than commissions previously allowed by the Reinsurer on premiums earned for the same contract year, the Company shall remit the difference to the Reinsurer with its report. If the adjusted commission on premiums earned for the contract year as of the date of adjustment is greater than commissions previously allowed by the Reinsurer on premiums earned for the same contract year, the Reinsurer shall remit the difference to the Company as promptly as possible after receipt and verification of the Company’s report.

E.	As respects the final contract year, the Company shall calculate and report the adjusted commission on premiums earned within 45 days after the date of termination of this Contract or the termination of a Subscribing Reinsurer’s percentage share in this Contract, and within 45 days after the end of each 12-month period thereafter until all losses subject hereto have been finally settled. Each such calculation shall be based on cumulative transactions hereunder from the beginning of the final contract year through the date of adjustment, including, as respects losses incurred, any debit or credit from the preceding contract year. If the adjusted commission on premiums earned for the final contract year as of the date of adjustment is less than commissions previously allowed by the Reinsurer on premiums earned for the same contract year, the Company shall remit the difference to the Reinsurer with its report. If the adjusted commission on premiums earned for the final contract year as of the date of adjustment is greater than commissions previously allowed by the Reinsurer on premiums earned for the same contract year, the Reinsurer shall remit the difference to the Company as promptly as possible after receipt and verification of the Company’s report.

F.	“Losses incurred” as used herein shall mean ceded losses and loss adjustment expense paid as of the effective date of calculation, plus the ceded reserves for losses and loss adjustment expense outstanding as of the same date, all as respects losses occurring during the contract year under consideration, plus the debit or minus the credit from the preceding contract year.

As respects the first contract year hereunder, for any Subscribing Reinsurer participating under this Contract that also participated under the Company’s Residential Quota Share Reinsurance Contract, effective 12:01 a.m., Central Standard Time, April 1, 2011 (the “expired contract”), “losses incurred” as used herein shall also include each such Subscribing Reinsurer’s share of any debit or credit under the expired contract.

“Catastrophe event” as used herein shall mean any loss occurrence covered hereunder which has been assigned a catastrophe number by the Property Claim Services (hereinafter “PCS”).

G.	It is expressly agreed that the ceding commission allowed the Company includes provision for all dividends, commissions, taxes, assessments, and all other expenses of whatever nature, except loss adjustment expense.

Article 15 - Reports and Remittances

A.	As promptly as possible after the effective date of this Contract, the Company shall remit the Reinsurer’s share of the unearned premium (less provisional commission thereon) applicable to subject business in force at the effective date of this Contract.

B.	Within 30 days after the end of each month, the Company shall report to the Reinsurer:

1.	Ceded net written premium billed during the month on a non-installment basis;

2.	Ceded net written premium during the month accounted for on an installment premium basis;

3.	Down payments and the portion of ceded net written premium billed during the month as respects installment premiums;

4.	Provisional commission on (1) and (3) above;

5.	Ceded losses and loss adjustment expense paid during the month (net of any recoveries during the month under the “cash call” provisions of the Claims and Loss Adjustment Expense Article);

6.	The Reinsurer’s share of salvage and subrogation;

7.	Premium (including reinstatement premium) for reinsurance which inures to the benefit of this Contract;

8.	Recoveries from reinsurance which inures to the benefit of this Contract;

9.	Ceded unearned premiums and ceded outstanding loss and loss adjustment expense reserves (including incurred but not reported loss reserves as established by the Company) as of the end of the month.

The positive balance of (1) plus (3) less (4) less (5) plus (6) less (7) plus (8) shall be remitted by the Company within 60 days after the end of the month of account. Any balance shown to be due the Company shall be remitted by the Reinsurer as promptly as possible (not exceeding 15 days, however) after receipt and verification of the Company’s report.

Furthermore, as respects subparagraph 5 above, the Company shall identify losses and loss adjustment expense by PCS catastrophe number, where applicable.

C.	Annually, the Company shall furnish the Reinsurer with such information as the Reinsurer may require to complete its Annual Convention Statement.

Article 16 - Late Payments

A.	The provisions of this Article shall not be implemented unless specifically invoked, in writing, by one of the parties to this Contract.

B.	In the event any premium, loss or other payment due either party is not received by the intermediary named in the Intermediary Article (hereinafter referred to as the “Intermediary”) by the payment due date, the party to which payment is due may, by notifying the Intermediary in writing, require the debtor party to pay, and the debtor party agrees to pay, an interest charge on the amount past due calculated for each such payment on the last business day of each month as follows:

1.	The number of full days which have expired since the due date or the last monthly calculation, whichever the lesser; times

2.	1/365ths of the sum of 4.0% and the U.S. prime rate as quoted in The Wall street Journal on the first business day of the month for which the calculation is made; times

3.	The amount past due, including accrued interest.

It is agreed that interest shall accumulate until payment of the original amount due plus interest charges have been received by the Intermediary.

Notwithstanding the provisions of subparagraph 2 above and the immediately preceding sentence, the interest rate for a Special Circumstance Reinsurer will increase by 1.0% for every month that payment of the claim is past due, subject to a maximum annual interest rate of 10.0%.

C.	If the interest rate provided under this Article exceeds the maximum interest rate allowed by any applicable law or is held unenforceable by a court of competent jurisdiction, such interest rate shall be modified to the highest rate permitted by the applicable law, and all remaining provisions of this Article and Contract shall remain in full force and effect without being impaired or invalidated in any way.

D.	The establishment of the due date shall, for purposes of this Article, be determined as follows:

1.	As respects any routine payment, adjustment or return due either party, the due date shall be as provided for in the applicable section of this Contract. In the event a due date is not specifically stated for a given payment, it shall be deemed due 30 days after the date of transmittal by the Intermediary of the initial billing for each such payment.

2.	As respects any payment, adjustment or return due either party not otherwise provided for in subparagraph 1 of this paragraph, the due date shall be deemed due 30 days following transmittal of written notification that the provisions of this Article have been invoked.

For purposes of interest calculations only, amounts due hereunder shall be deemed paid upon receipt by the Intermediary.

E.	Nothing herein shall be construed as limiting or prohibiting a Subscribing Reinsurer from contesting the validity of any claim, or from participating in the defense of any claim or suit, or prohibiting either party from contesting the validity of any payment or from initiating any arbitration or other proceeding in accordance with the provisions of this Contract. If the debtor party prevails in an arbitration or other proceeding, then any interest charges due hereunder on the amount in dispute shall be null and void. If the debtor party loses in such proceeding, then the interest charge on the amount determined to be due hereunder shall be calculated in accordance with the provisions set forth above unless otherwise determined by such proceedings. If a debtor party advances payment of any amount it is contesting, and proves to be correct in its contestation, either in whole or in part, the other party shall reimburse the debtor party for any such excess payment made plus interest on the excess amount calculated in accordance with this Article.

F.	Interest charges arising out of the application of this Article that are $250 or less from any party shall be waived unless there is a pattern of late payments consisting of three or more items over the course of any 12-month period.

Article 17 - Access to Records

Provided the Company has received at least five working days prior notice, the Reinsurer or its designated representatives shall have access during regular business hours to all records of the Company which pertain in any way to this reinsurance. However, a Subscribing Reinsurer or its designated representatives shall not have any right of access to the records of the Company if it is not current in all undisputed payments due the Company. “Undisputed” as used herein shall mean any amount that the Subscribing Reinsurer has not contested in writing to the Company that specifies the reason(s) why the payments are disputed.

Article 18 - Errors, Omissions and Inadvertent Binding

A.	Inadvertent delays, errors or omissions made in connection with this Contract or any transaction hereunder shall not relieve either party from any liability which would have attached had such delay, error or omission not occurred, provided always that such error or omission is rectified as soon as possible after discovery.

B.	If the Company is bound, without the knowledge and contrary to the instructions of the Company’s supervisory underwriting personnel, on any business falling outside the scope of this Contract, reinsurance shall apply to such business until 30 days after an underwriting supervisor of the Company acquires knowledge thereof or until the minimum amount of time required by the applicable statute or regulatory authority to cancel such a policy has elapsed, whichever is greater.

Article 19 - Currency (BRMA 12A)

A. A.	Whenever the word “Dollars” or the “$” sign appears in this Contract, they shall be construed to mean United States Dollars and all transactions under this Contract shall be in United States Dollars.

B.	Amounts paid or received by the Company in any other currency shall be converted to United States Dollars at the rate of exchange at the date such transaction is entered on the books of the Company.

Article 20 - Taxes (BRMA 50B)

In consideration of the terms under which this Contract is issued, the Company will not claim a deduction in respect of the premium hereon when making tax returns, other than income or profits tax returns, to any state or territory of the United States of America or the District of Columbia.

Article 21 - Federal Excise Tax (BRMA 17D)

A.	The Reinsurer has agreed to allow for the purpose of paying the Federal Excise Tax the applicable percentage of the premium payable hereon (as imposed under Section 4371 of the Internal Revenue Code) to the extent such premium is subject to the Federal Excise Tax.

B.	In the event of any return of premium becoming due hereunder the Reinsurer will deduct the applicable percentage from the return premium payable hereon and the Company or its agent should take steps to recover the tax from the United States Government.

Article 22 - Reserves

A.	The Reinsurer agrees to fund its share of the Company’s ceded unearned premium, outstanding loss and loss adjustment expense reserves (including incurred but not reported loss reserves as established by the Company), and any other outstanding balances which it shall be required by applicable regulation or law to set up under this Contract (the “funding obligation”) by:

1.	Clean, irrevocable and unconditional letters of credit issued and confirmed, if confirmation is required by the insurance regulatory authorities involved, by a bank or banks meeting the NAIC Securities Valuation Office credit standards for issuers of letters of credit and acceptable to said insurance regulatory authorities; and/or

2.	Escrow accounts for the benefit of the Company; and/or

3.	Cash advances;

if the Reinsurer:

1.	Is unauthorized in any state of the United States of America or the District of Columbia and if, without such funding, a penalty would accrue to the Company on any financial statement it is required to file with the insurance regulatory authorities involved; or

2.	Is a Special Circumstance Reinsurer.

The Reinsurer, at its sole option, may fund in other than cash if its method and form of funding are acceptable to the insurance regulatory authorities involved.

Notwithstanding the provisions of the Arbitration Article, if a Special Circumstance Reinsurer fails to fund its share of the funding obligation as set forth above, the Company retains its right to apply to a court of competent jurisdiction for equitable or interim relief.

B.	With regard to funding in whole or in part by letters of credit, it is agreed that each letter of credit will be in a form acceptable to insurance regulatory authorities involved, will be issued for a term of at least one year and will include an “evergreen clause,” which automatically extends the term for at least one additional year at each expiration date unless written notice of non-renewal is given to the Company not less than 30 days prior to said expiration date. The Company and the Reinsurer further agree, notwithstanding anything to the contrary in this Contract, that said letters of credit may be drawn upon by the Company or its successors in interest at any time, without diminution because of the insolvency of the Company or the Reinsurer, but only for one or more of the following purposes:

1.	To reimburse itself for the Reinsurer’s share of unearned premiums returned to insureds on account of policy cancellations, unless paid in cash by the Reinsurer;

2.	To reimburse itself for the Reinsurer’s share of losses and/or loss adjustment expense paid under the terms of policies reinsured hereunder, unless paid in cash by the Reinsurer;

3.	To reimburse itself for the Reinsurer’s share of any other amounts claimed to be due hereunder, unless paid in cash by the Reinsurer;

4.	To fund a cash account in an amount equal to the Reinsurer’s funding obligation funded by means of a letter of credit which is under non-renewal notice, if said letter of credit has not been renewed or replaced by the Reinsurer 10 days prior to its expiration date;

5.	To refund to the Reinsurer any sum in excess of the actual amount required to fund the Reinsurer’s funding obligation, if so requested by the Reinsurer.

In the event the amount drawn by the Company on any letter of credit is in excess of the actual amount required for B(1), B(2) or B(4), or in the case of B(3), the actual amount determined to be due, the Company shall promptly return to the Reinsurer the excess amount so drawn.

C.	If a Subscribing Reinsurer fails to fulfill its funding obligation (if any) under this Article, the Company may, at its option, require the Subscribing Reinsurer to pay, and the Subscribing Reinsurer agrees to pay, an interest charge on the funding obligation calculated on the last business day of each month as follows:

1.	The number of full days that have expired since the earliest of the applicable following dates:

a.	As respects a Subscribing Reinsurer that is unauthorized in any state of the United States of America or District of Columbia having jurisdiction over the Company, December 31 of the calendar year in which the funding was required; or

b.	As respects a Special Circumstance Reinsurer, the first date such reinsurer becomes a Special Circumstance Reinsurer;

times:

2.	1/365ths of the sum of 4.0% and the U.S. prime rate as quoted in The Wall Street Journal on the first business day of the month for which the calculation is made; times

3.	The greater of (a) the funding obligation, less the amount, if any, funded by the Subscribing Reinsurer prior to the applicable date determined in subparagraph 1 above or (b) $100,000.

It is agreed that interest shall accumulate until the full interest charge amount as provided for in this paragraph and the funding obligation are paid.

If the interest rate provided under this Article exceeds the maximum interest rate allowed by any applicable law or is held unenforceable by an arbitrator or a court of competent jurisdiction, such interest rate shall be modified to the highest rate permitted by the applicable law, and all remaining provisions of this Article and Contract shall remain in full force and effect without being impaired or invalidated in any way.

Article 23 - Insolvency

A.	In the event of the insolvency of one or more of the reinsured companies, this reinsurance shall be payable directly to the company or to its liquidator, receiver, conservator or statutory successor on the basis of the liability of the company without diminution because of the insolvency of the company or because the liquidator, receiver, conservator or statutory successor of the company has failed to pay all or a portion of any claim. It is agreed, however, that the liquidator, receiver, conservator or statutory successor of the company shall give written notice to the Reinsurer of the pendency of a claim against the company indicating the policy or bond reinsured which claim would involve a possible liability on the part of the Reinsurer within a reasonable time after such claim is filed in the conservation or liquidation proceeding or in the receivership, and that during the pendency of such claim, the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses that it may deem available to the company or its liquidator, receiver, conservator or statutory successor. The expense thus incurred by the Reinsurer shall be chargeable, subject to the approval of the Court, against the company as part of the expense of conservation or liquidation to the extent of a pro rata share of the benefit which may accrue to the company solely as a result of the defense undertaken by the Reinsurer.

B.	Where two or more reinsurers are involved in the same claim and a majority in interest elect to interpose defense to such claim, the expense shall be apportioned in accordance with the terms of this Contract as though such expense had been incurred by the company.

C.	It is further understood and agreed that, in the event of the insolvency of one or more of the reinsured companies, the reinsurance under this Contract shall be payable directly by the Reinsurer to the company or to its liquidator, receiver or statutory successor, except as provided by Section 4118(a) of the New York Insurance Law or except (1) where this Contract specifically provides another payee of such reinsurance in the event of the insolvency of the company or (2) where the Reinsurer with the consent of the direct insured or insureds has assumed such policy obligations of the company as direct obligations of the Reinsurer to the payees under such policies and in substitution for the obligations of the company to such payees.

Article 24 - Arbitration

A.	As a condition precedent to any right of action hereunder, in the event of any dispute or difference of opinion hereafter arising with respect to this Contract, it is hereby mutually agreed that such dispute or difference of opinion shall be submitted to arbitration. One Arbiter shall be chosen by the Company, the other by the Reinsurer, and an Umpire shall be chosen by the two Arbiters before they enter upon arbitration, all of whom shall be active or retired disinterested executive officers of insurance or reinsurance companies or Lloyd’s London Underwriters. In the event that either party should fail to choose an Arbiter within 30 days following a written request by the other party to do so, the requesting party may choose two Arbiters who shall in turn choose an Umpire before entering upon arbitration. If the two Arbiters fail to agree upon the selection of an Umpire within 30 days following their appointment, each Arbiter shall nominate three candidates within 10 days thereafter, two of whom the other shall decline, and the decision shall be made by drawing lots. Notwithstanding the above, in the event the dispute or difference of opinion involves a Special Circumstance Reinsurer, the Company may, at its option, choose to forego arbitration and may bring an action in any court of competent jurisdiction.

B.	Each party shall present its case to the Arbiters within 30 days following the date of appointment of the Umpire. The Arbiters shall consider this Contract as an honorable engagement rather than merely as a legal obligation and they are relieved of all judicial formalities and may abstain from following the strict rules of law. The decision of the Arbiters shall be final and binding on both parties; but failing to agree, they shall call in the Umpire and the decision of the majority shall be final and binding upon both parties. Judgment upon the final decision of the Arbiters may be entered in any court of competent jurisdiction and the Arbiters are empowered to grant interim relief as they may deem appropriate.

C.	If more than one reinsurer is involved in the same dispute, all such reinsurers shall, at the option of the Company, constitute and act as one party for purposes of this Article and communications shall be made by the Company to each of the reinsurers constituting one party, provided, however, that nothing herein shall impair the rights of such reinsurers to assert several, rather than joint, defenses or claims, nor be construed as changing the liability of the reinsurers participating under the terms of this Contract from several to joint.

D.	Each party shall bear the expense of its own Arbiter, and shall jointly and equally bear with the other the expense of the Umpire and of the arbitration. In the event that the two Arbiters are chosen by one party, as above provided, the expense of the Arbiters, the Umpire and the arbitration shall be equally divided between the two parties.

E.	Any arbitration proceedings shall take place in Irving, Texas, or at a location mutually agreed upon by the parties to this Contract, but notwithstanding the location of the arbitration, all proceedings pursuant hereto shall be governed by the law of the State of Texas.

Article 25 - Service of Suit (BRMA 49G)

(Applicable if the Reinsurer is not domiciled in the United States of America, and/or is not authorized in any State, Territory or District of the United States where authorization is required by insurance regulatory authorities)

A.	This Article will not be read to conflict with or override the obligations of the parties to arbitrate their disputes as provided for in the Arbitration Article. This Article is intended as an aid to compelling arbitration or enforcing such arbitration or arbitral award, not as an alternative to the Arbitration Article for resolving disputes arising out of this Contract.

B.	In the event the Reinsurer fails to pay any amount claimed to be due hereunder, the Reinsurer, at the request of the Company, will submit to the jurisdiction of a court of competent jurisdiction within the United States. Nothing in this Article constitutes or should be understood to constitute a waiver of the Reinsurer’s rights to commence an action in any court of competent jurisdiction in the United States, to remove an action to a United States District Court, or to seek a transfer of a case to another court as permitted by the laws of the United States or of any state in the United States. The Reinsurer, once the appropriate Court is accepted by the Reinsurer or is determined by removal, transfer or otherwise, as provided for above, will comply with all requirements necessary to give said Court jurisdiction and, in any suit instituted against any of the Subscribing Reinsurers upon this Contract, will abide by the final decision of such Court or of any Appellate Court in the event of an appeal.

C.	Further, pursuant to any statute of any state, territory or district of the United States which makes provision therefor, the Reinsurer hereby designates the party named in its Interests and Liabilities Agreement, or if no party is named therein, the Superintendent, Commissioner or Director of Insurance or other officer specified for that purpose in the statute, or his or her successor or successors in office, as its true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Company or any beneficiary hereunder arising out of this Contract.

Article 26 - Confidentiality

A.	The Reinsurer hereby acknowledges that the documents, information and data provided to it by the Company, whether directly or through an authorized agent, in connection with the placement and execution of this Contract (“Confidential Information”) are proprietary and confidential to the Company. Confidential Information shall not include documents, information or data that the Reinsurer can show:

1.	Are publicly known or have become publicly known through no unauthorized act of the Reinsurer;

2.	Have been rightfully received from a third person without obligation of confidentiality; or

3.	Were known by the Reinsurer prior to the placement of this Contract without an obligation of confidentiality.

B.	Absent the written consent of the Company, the Reinsurer shall not disclose any Confidential Information to any third parties, including any affiliated companies, except:

1.	When required by retrocessionaires subject to the business ceded to this Contract;

2.	When required by state regulators performing an audit of the Reinsurer’s records and/or financial condition;

3.	When required by external auditors performing an audit of the Reinsurer’s records in the normal course of business; or

4.	When required by attorneys or arbitrators in connection with an actual or potential dispute hereunder.

Further, the Reinsurer agrees not to use any Confidential Information for any purpose not related to the performance of its obligations or enforcement of its rights under this Contract.

C.	Notwithstanding the above, in the event that the Reinsurer is required by court order, other legal process or any regulatory authority to release or disclose any or all of the Confidential Information, the Reinsurer agrees to provide the Company with written notice of same at least 10 days prior to such release or disclosure and to use its best efforts to assist the Company in maintaining the confidentiality provided for in this Article.

D.	The provisions of this Article shall extend to the officers, directors and employees of the Reinsurer and its affiliates, and shall be binding upon their successors and assigns.

Article 27 - Agency Agreement

If more than one reinsured company is named as a party to this Contract, the first named company shall be deemed the agent of the other reinsured companies for purposes of sending or receiving notices required by the terms and conditions of this Contract, and for purposes of remitting or receiving any monies due any party.

Article 28 - Governing Law (BRMA 71B)

This Contract shall be governed by and construed in accordance with the laws of the State of Texas.

Article 29 - Severability (BRMA 72E)

If any provision of this Contract shall be rendered illegal or unenforceable by the laws, regulations or public policy of any state, such provision shall be considered void in such state, but this shall not affect the validity or enforceability of any other provision of this Contract or the enforceability of such provision in any other jurisdiction.

Article 30 - Entire Agreement

This written Contract constitutes the entire agreement between the parties hereto with respect to the business being reinsured hereunder, and there are no understandings between the parties hereto other than as expressed in this Contract. Any change or modification to this Contract will be made by amendment to this Contract and signed by the parties hereto.

Article 31 - Notices and Contract Execution

A.	Whenever a notice, statement, report or any other written communication is required by this Contract, unless otherwise specified, such notice, statement, report or other written communication may be transmitted by certified or registered mail, nationally or internationally recognized express delivery service, personal delivery, electronic mail, or facsimile. With the exception of notices of termination, first class mail is also acceptable.

B.	The use of any of the following shall constitute a valid execution of this Contract or any amendments thereto:

1.	Paper documents with an original ink signature;

2.	Facsimile or electronic copies of paper documents showing an original ink signature; and/or

3.	Electronic records with an electronic signature made via an electronic agent. For the purposes of this Contract, the terms “electronic record,” “electronic signature” and “electronic agent” shall have the meanings set forth in the Electronic Signatures in Global and National Commerce Act of 2000 or any amendments thereto.

C.	This Contract may be executed in one or more counterparts, each of which, when duly executed, shall be deemed an original.

Article 32 - Intermediary

Aon Benfield Inc., or one of its affiliated corporations duly licensed as a reinsurance intermediary, is hereby recognized as the Intermediary negotiating this Contract for all business hereunder. All communications (including but not limited to notices, statements, premiums, return premiums, commissions, taxes, losses, loss adjustment expense, salvages and loss settlements) relating to this Contract will be transmitted to the Company or the Reinsurer through the Intermediary. Payments by the Company to the Intermediary will be deemed payment to the Reinsurer. Payments by the Reinsurer to the Intermediary will be deemed payment to the Company only to the extent that such payments are actually received by the Company.

In Witness Whereof, the Company by its duly authorized representative has executed this Contract as of the date specified below:

This __________ day of __________ in the year __________.

Homeowners of America Insurance Company (for and on behalf of the “Company”)

________________________________________________________

Nuclear Incident Exclusion Clause - Physical Damage - Reinsurance (U.S.A.)

1.	This Reinsurance does not cover any loss or liability accruing to the Reassured, directly or indirectly and whether as Insurer or Reinsurer, from any Pool of Insurers or Reinsurers formed for the purpose of covering Atomic or Nuclear Energy risks.

2.	Without in any way restricting the operation of paragraph (1) of this Clause, this Reinsurance does not cover any loss or liability accruing to the Reassured, directly or indirectly and whether as Insurer or Reinsurer, from any insurance against Physical Damage (including business interruption or consequential loss arising out of such Physical Damage) to:

I.	Nuclear reactor power plants including all auxiliary property on the site, or

II.	Any other nuclear reactor installation, including laboratories handling radioactive materials in connection with reactor installations, and “critical facilities” as such, or

III.	Installations for fabricating complete fuel elements or for processing substantial quantities of “special nuclear material,” and for reprocessing, salvaging, chemically separating, storing or disposing of “spent” nuclear fuel or waste materials, or

IV.	Installations other than those listed in paragraph (2) III above using substantial quantities of radioactive isotopes or other products of nuclear fission.

3.	Without in any way restricting the operations of paragraphs (1) and (2) hereof, this Reinsurance does not cover any loss or liability by radioactive contamination accruing to the Reassured, directly or indirectly, and whether as Insurer or Reinsurer, from any insurance on property which is on the same site as a nuclear reactor power plant or other nuclear installation and which normally would be insured therewith except that this paragraph (3) shall not operate

(a)	where Reassured does not have knowledge of such nuclear reactor power plant or nuclear installation, or

(b)	where said insurance contains a provision excluding coverage for damage to property caused by or resulting from radioactive contamination, however caused. However on and after 1st January 1960 this sub-paragraph (b) shall only apply provided the said radioactive contamination exclusion provision has been approved by the Governmental Authority having jurisdiction thereof.

4.	Without in any way restricting the operations of paragraphs (1), (2) and (3) hereof, this Reinsurance does not cover any loss or liability by radioactive contamination accruing to the Reassured, directly or indirectly, and whether as Insurer or Reinsurer, when such radioactive contamination is a named hazard specifically insured against.

5.	It is understood and agreed that this Clause shall not extend to risks using radioactive isotopes in any form where the nuclear exposure is not considered by the Reassured to be the primary hazard.

6.	The term “special nuclear material” shall have the meaning given it in the Atomic Energy Act of 1954 or by any law amendatory thereof.

7.	Reassured to be sole judge of what constitutes:

(a)	substantial quantities, and

(b)	the extent of installation, plant or site.

Note.-Without in any way restricting the operation of paragraph (1) hereof, it is understood and agreed that

(a)	all policies issued by the Reassured on or before 31st December 1957 shall be free from the application of the other provisions of this Clause until expiry date or 31st December 1960 whichever first occurs whereupon all the provisions of this Clause shall apply.

(b)	with respect to any risk located in Canada policies issued by the Reassured on or before 31st December 1958 shall be free from the application of the other provisions of this Clause until expiry date or 31st December 1960 whichever first occurs whereupon all the provisions of this Clause shall apply.

Pollution and Seepage Exclusion Clause

This Contract excludes loss and/or damage and/or costs and/or expenses arising from seepage and/or pollution and/or contamination, other than contamination from smoke. Nevertheless, this exclusion does not preclude payment of the cost of removing debris of property damaged by a loss otherwise covered hereunder, subject always to a limit of 25.0% of the Company’s property loss under the applicable original policy.

Terrorism Exclusion
(Property Treaty Reinsurance)

Notwithstanding any provision to the contrary within this Contract or any amendment thereto, it is agreed that this Contract excludes loss, damage, cost or expense directly or indirectly caused by, contributed to by, resulting from, or arising out of or in connection with any act of terrorism, as defined herein, regardless of any other cause or event contributing concurrently or in any other sequence to the loss.

An act of terrorism includes any act, or preparation in respect of action, or threat of action designed to influence the government de jure or de facto of any nation or any political division thereof, or in pursuit of political, religious, ideological or similar purposes to intimidate the public or a section of the public of any nation by any person or group(s) of persons whether acting alone or on behalf of or in connection with any organization(s) or government(s) de jure or de facto, and which:

1.	Involves violence against one or more persons; or

2.	Involves damage to property; or

3.	Endangers life other than that of the person committing the action; or

4.	Creates a risk to health or safety of the public or a section of the public; or

5.	Is designed to interfere with or to disrupt an electronic system.

This Contract also excludes loss, damage, cost, or expense directly or indirectly caused by, contributed to by, resulting from, or arising out of or in connection with any action in controlling, preventing, suppressing, retaliating against, or responding to any act of terrorism.

Notwithstanding the above and subject otherwise to the terms, conditions, and limitations of this Contract, in respect only of personal lines this Contract will pay actual loss or damage (but not related cost or expense) caused by any act of terrorism provided such act is not directly or indirectly caused by, contributed to by, resulting from, or arising out of or in connection with biological, chemical, radioactive or nuclear pollution or contamination or explosion.

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